Exhibit 10.31

UNITS OF LIMITED PARTNERSHIP INTEREST IN THE PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION.  WITHOUT SUCH REGISTRATION, SUCH UNITS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE GENERAL PARTNER OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE GENERAL PARTNER OF THE PARTNERSHIP OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION.  IN ADDITION, ANY TRANSFER OF UNITS REQUIRES THE PRIOR WRITTEN CONSENT OF THE GENERAL PARTNER AND IS SUBJECT TO OTHER RESTRICTIONS PURSUANT TO THIS AGREEMENT.

AGREEMENT OF LIMITED PARTNERSHIP

OF

ROCKY ARROYO, L. P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.01	Certain Definitions
1.02	Construction

ARTICLE II ORGANIZATION

2.01	Formation
2.02	Name
2.03	Registered Office; Registered Agent; Other Offices
2.04	Purposes
2.05	Certificate; Foreign Qualification
2.06	Term

ARTICLE III GENERAL PARTNER; MANAGEMENT

3.01	Authority of General Partner
3.02	Certain Restrictions on General Partner’s Power and Authority
3.03	Duties and Services of General Partner
3.04	Operating Agreements
3.05	Admission of Additional General Partners
3.06	Withdrawal of General Partner
3.07	General Partner as Limited Partner
3.08	Excluded Properties.

ARTICLE IV LIMITED PARTNERS

4.01	Restrictions on Limited Partners
4.02	Access to Information
4.03	Admission of Additional Limited Partners
4.04	Investment Representations of the Limited Partners
4.05	Transfer Restrictions
4.06	Permitted Transfers; Status as Assignee
4.07	General Partner’s Right of Purchase
4.08	Specific Performance

ARTICLE V CAPITAL CONTRIBUTIONS

5.01	Capital Contributions of General Partner
5.02	Initial Capital Contributions of Limited Partners
5.03	Additional Capital Contributions of Limited Partners
5.04	Capital Accounts
5.05	Return of Capital Contribution

ARTICLE VI SHARING, ALLOCATIONS AND DISTRIBUTIONS

6.01	Sharing and Allocation of Costs and Expenses
6.02	Sharing and Allocation of Revenues
6.03	Allocations for Capital Account and Tax Purposes
6.04	Distributions
6.05	Withholding Taxes

ARTICLE VII BOOKS, RECORDS AND BANK ACCOUNTS

7.01	Maintenance of Books
7.02	Accounts

ARTICLE VIII DISSOLUTION, LIQUIDATION AND TERMINATION

8.01	Dissolution
8.02	Liquidation and Termination
8.03	Termination

ARTICLE IX GENERAL PROVISIONS

9.01	Offset
9.02	Notices
9.03	Entire Agreement
9.04	Effect of Waiver or Consent
9.05	Amendment or Modification
9.06	Binding Effect
9.07	Governing Law; Severability
9.08	Further Assurances
9.09	Waiver of Certain Rights
9.10	Insurance
9.11	Indemnification
9.12	Counsel to the Partnership
9.13	Power of Attorney
9.14	Counterparts
9.15	No Employment Contract
[Signature Pages Follow]

Exhibit A – Schedule of Limited Partners
Exhibit B – Area of Interest
Exhibit C – Wells
Exhibit D – Allocations of Profits and Losses and Other Tax Matters

AGREEMENT OF LIMITED PARTNERSHIP

OF

ROCKY ARROYO, L. P.

This AGREEMENT OF LIMITED PARTNERSHIP OF ROCKY ARROYO, L. P. (this “Agreement”) is made and entered into February 9, 2005 to be effective as of January 2, 2005 (the “Effective Date”), by and among the Partners (as defined below).

FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, the Partners agree as follows:

ARTICLE I
DEFINITIONS

1.01         Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acquisition Costs” means (i) the costs of acquiring a leasehold interest, including, without limitation, direct costs of seismic data and interpretation, lease broker services, title examinations, filing fees, and recording costs, and (ii) the fair value of Partnership Properties contributed to the Partnership by the General Partner.

“Act” means the Texas Revised Limited Partnership Act and any successor statute, as amended.

“Affiliate” means, when used with reference to a specified Person, (a) any Person directly or indirectly owning, controlling or holding power to vote 50% or more of the outstanding voting securities of the specified Person, (b) any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by or under common control with the specified Person, (d) if the specified Person is a corporation, any officer or director of the specified Person or of any corporation directly or indirectly controlling that specified Person, (e) if the specified Person is a partnership, any general partner or if the general partner is a partnership, the general partners of that partnership, and (f) if the specified Person is an individual, such individual’s spouse and natural and adoptive lineal descendants and trusts for the benefit of any such Persons.  For purposes of this definition, the ability through share ownership or contractual arrangement to elect or cause the election of a majority of the board of directors of a corporation shall constitute “control.”

“Agreed Rate” means 4.19% per annum.

“Agreement” means this Agreement of Limited Partnership, as amended or restated from time to time.

“Area of Interest” means the area described in Exhibit B.

“Capital Account” has the meaning set forth in Section 5.04.

“Capital Contribution” means, for any Partner, the dollar amount of any cash contributed to the capital of the Partnership and the fair value of any property contributed to the Partnership by such Partner.

“Certificate” means the certificate of limited partnership of the Partnership filed with the Secretary of State of Texas, as amended or restated from time to time.

“Change in Control” has the meaning set forth in Section 8.01(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution Date” has the meaning set forth in Section 5.03(a).

“Contribution Notice” has the meaning set forth in Section 5.03(a).

“CWEI” means Clayton Williams Energy, Inc., a Delaware corporation.

“Event of Forfeiture” has the meaning set forth in Section 4.07.

“Event of Withdrawal” means the withdrawal of the General Partner as provided in Section 3.06.  The events described in subdivisions (4), (5) and (8) of Section 4.02(a) of the Act shall not be Events of Withdrawal, and a General Partner shall not cease to be a General Partner upon the occurrence of any of such events.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means CWEI and each other Person admitted as an additional or successor General Partner pursuant to Section 3.05.

“Indemnified Person” has the meaning set forth in Section 9.11.

“Lease” means a lease, mineral interest, royalty or overriding royalty, fee right, mineral servitude, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with such an interest or the exploration, development or production thereof.  A “Lease” shall also mean and include all rights and interests in all lands and interests unitized or pooled therewith pursuant to any law, rule, regulation or agreement.

“Limited Partner” means each Person listed as a limited partner on Exhibit A and each other Person admitted as an additional or successor Limited Partner pursuant to Section 4.03.

“Majority in Interest” has the meaning set forth in Section 3.02.

“Non-Contributing Limited Partner” has the meaning set forth in Section 5.03(b).

“Operating Agreement” means an agreement between the operator and non-operating interest owners in a Lease for the testing, development and operation of a tract of land or Lease for the exploration and development of oil, gas, minerals or hydrocarbons.

“Partner” means any General Partner or any Limited Partner.

“Partnership” means the limited partnership formed by the Partners pursuant to this Agreement.

“Partnership Counsel” has the meaning set forth in Section 9.12.

“Partnership Property” means Leases and Wells in which the Partnership owns an undivided interest.

“Payout” means the earliest calendar month during which the General Partner shall have received distributions pursuant to Section 6.04 in an aggregate amount equal to the sum of (i) the cumulative Capital Contributions made by the General Partner pursuant to Section 5.01, plus (ii) an annual rate of return on such Capital Contributions equal to the Agreed Rate.  For this purpose, each distribution and Capital Contribution shall be deemed to have been made on the last day of the month during which it was made or received.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, business trust or other legal entity.

“Regulations” mean the regulations promulgated by the United States Department of Treasury pursuant to the Code.  All references herein to sections of the Treasury Regulations shall include corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means any sale, transfer, assignment, pledge, encumbrance, hypothecation, gift or disposition of a Unit in whole or in part, or any rights or benefits to which a holder of a Unit may be entitled as provided in this Agreement or the Act, including, without limitation, the right to receive distributions in cash or in kind.

“Unit” means a Limited Partnership interest, or fraction thereof, in the Partnership.  The number of Units owned by each Limited Partner and the total number of Units of the Partnership are set forth on Exhibit A, as amended from time to time.

“Well” means a well in which the Partnership holds a Working Interest derived from its ownership of one or more Leases.  The name and location of each “Well” is shown on Exhibit C, as amended from time to time.

“Well Costs” means the Partnership’s share of costs pursuant to any Operating Agreement for the drilling, completing, equipping, deepening or sidetracking a Well, including, without limitation:  (i) the costs of surveying and staking the Well, the costs of any surface damages and the costs of clearing, coring, testing, logging and evaluating the Well; (ii) the costs of casing, cement and cement services for the Well; (iii) the cost of plugging and abandoning the Well (including standard and customary remediation activities associated therewith), if it is determined that the Well would not produce in commercial quantities and should be abandoned; (iv) all direct charges and overhead chargeable to the Partnership with respect to the Well under any applicable Operating Agreement until such time as all operations are carried out as required by applicable regulations and sound engineering practices to make such Well ready for production, including the installation and testing of wellhead equipment, or to plug and abandon a dry hole; (v) all costs incurred by the Partnership in recompleting or plugging back any Well; (vi) all costs incurred by the Partnership in reworking any Well if the rework is covered by an authority for expenditure under the applicable Operating Agreement; (vii) all costs incurred by the Partnership in locating, drilling, completing, equipping, deepening or sidetracking any enhanced recovery producer or injector Well (including the costs of all necessary surface equipment such as steam generators, compressors, water treating facilities, injection pumps, flow lines and steam lines); and (viii) the costs of constructing production facilities, pipelines and other facilities necessary to develop Partnership property acquired pursuant to the terms hereof and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and other hydrocarbons and minerals therefrom; provided, that Well Costs shall not include any Acquisition Costs.

“Working Interest” means a fractional operating interest in a Lease that permits the Partnership to explore, develop and produce one or more properties in the Area of Interest and bear its percentage of the costs and expenses relating to the maintenance and development of and operations relating to such properties in return for a share of the mineral production from the property.

1.02         Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

ARTICLE II
ORGANIZATION

2.01         Formation.  The Persons executing this Agreement agree to form the Partnership as a limited partnership under the Act for the purposes and upon the terms and subject to the conditions set forth in this Agreement.

2.02         Name.  The name of the Partnership is “ROCKY ARROYO, L. P.”, and all Partnership business shall be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

2.03         Registered Office; Registered Agent; Other Offices.  The registered office of the Partnership in the State of Texas shall be at such place as the General Partner may designate from time to time.  The registered agent for service of process on the Partnership in the State of Texas or in any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time.  The Partnership may have such other offices as the General Partner may designate from time to time.

2.04         Purposes.  The purposes for which the Partnership is formed are to (i) acquire, explore, hold, develop, produce, dispose of and otherwise deal with Partnership Property, (ii) collect proceeds, payments and other distributions from Partnership Property, (iii) make distributions to the Partners in accordance with the terms hereof and (iv) engage in any other business or activity that now or in the future may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes (including, without limitation, obtaining appropriate financing) and that is not prohibited by the law of the jurisdiction in which the Partnership engages in that business.

2.05         Certificate; Foreign Qualification.  The General Partner shall execute and cause the Certificate to be filed with the Secretary of State of Texas on or as soon as practicable after the Effective Date.  Prior to the Partnership’s conducting business in any jurisdiction other than Texas, the General Partner shall cause the Partnership to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction.  At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, dissolve and terminate the Partnership as a limited partnership under the law of the State of Texas and to qualify, continue, dissolve and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney set forth in Section 9.13.

2.06         Term.  The term of Partnership shall commence on the date of filing of the Certificate and shall continue until the close of business on December 31, 2015, unless the Partnership is dissolved and liquidated before such time in accordance with this Agreement.

ARTICLE III
GENERAL PARTNER; MANAGEMENT

3.01         Authority of General Partner.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under other provisions of this Agreement, subject only to any express limitations set forth in this Agreement, the General Partner shall have the full and exclusive power and authority to do any and all things necessary, incidental, proper, advisable or convenient for the furtherance of the purposes of the Partnership and for the protection and benefit of the Partnership, including without limitation:

(a)   to determine whether to acquire, hold, develop or produce Partnership Property and other assets of the Partnership and whether, when and on what terms to farm-out, sell, promote or otherwise transfer any particular prospect, or any interest therein;

(b)   to make all decisions concerning the desirability of payment, and the payment or supervision of payment, of all delay rentals, shut-in royalty payments, minimum royalty payments and any other similar or related payments;

(c)   to drill, complete, control, rework, side-track, redrill, recomplete, produce, plug and/or abandon any or all of the Wells;

(d)   to form and participate in tax partnerships, joint ventures or other relationships that it deems desirable with regard to Partnership prospects;

(e)   to make any expenditures and incur any obligations it deems appropriate for the conduct of the activities of the Partnership;

(f)    to acquire (including, without limitation, to purchase at premium prices when deemed appropriate by the General Partner), exchange, sell, lease, dispose of or exchange any or all Partnership Property;

(g)   to use Partnership Property or credit of the Partnership (including without limitation, cash on hand), for any purpose not inconsistent with this Agreement and on any terms it deems appropriate, including, without limitation, the financing of Partnership operations and activities, the repayment of obligations of the Partnership and the contribution obligations of others under third-party joint operating agreements or similar agreements;

(h)   to negotiate, execute, deliver and perform, in the name and on behalf of the Partnership, any contracts, conveyances or other instruments which it considers appropriate for the conduct of Partnership operations or the implementation of its powers under this Agreement, including, without limitation, Operating Agreements, unit Operating Agreements and joint development agreements, and the right to make any and all elections that are required or necessary under the terms of any agreements;

(i)    to distribute cash, Partnership Property or other assets of the Partnership to the Partners in accordance with this Agreement;

(j)    to select and dismiss attorneys, accountants, consultants and contractors of the Partnership and to determine their compensation and other terms of engagement;

(k)   to acquire and maintain such insurance, if any, for the benefit of the Partnership and the Partners as it deems appropriate;

(l)    to establish operating and other offices and facilities;

(m)  to borrow money, incur indebtedness or make guaranties in the name or on behalf of the Partnership and to secure the same by mortgages, deeds of trust, security interests, pledges or other liens or encumbrances on all or any part of the Partnership Property;

(n)   to construct pipelines, drilling and production platforms and facilities, gas plants, processing plants and other facilities incidental to the development of Partnership Property and the production and marketing of oil and gas therefrom;

(o)   to execute and deliver division orders and transfer orders upon such terms and conditions and containing such provisions as the General Partner may consider appropriate; and

(p)   to control any matters affecting the rights and obligations of the Partnership including the conduct of litigation and other incurring of legal expenses and the settlement of claims in litigation; provided, that, the General Partner shall not be authorized to settle any claims for which any Limited Partner has, or may have, any individual liability without the Limited Partner’s prior written consent.

Any person dealing with the Partnership shall be entitled to rely, and shall be fully protected in relying, on the authority of the General Partner to act for the Partnership.

3.02         Certain Restrictions on General Partner’s Power and Authority.  The General Partner shall not have the power or authority to, and shall not, do, form or authorize any of the following without the prior written consent of Limited Partners holding a majority of the Units held by all Limited Partners (a “Majority in Interest”):

(a)   do any act in contravention of this Agreement;

(b)   do any act which would make it impossible to carry on the ordinary business of the Partnership;

(c)   possess Partnership Property or other assets of the Partnership or assign any rights in specific Partnership Property or assets for other than a Partnership purpose;

(d)   change or reorganize the Partnership into any other legal form; or

(e)   commingle the funds of the Partnership with the funds of any other person or entity.

3.03         Duties and Services of General Partner.  The General Partner shall comply in all respects with the terms of this Agreement and shall use its reasonable efforts to cause the Partnership to: (i) comply in all material respects with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject; (ii) comply in all material respects with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject; and (iii) obtain all licenses, permits, franchises and other governmental authorizations material and necessary with respect to the ownership of Partnership properties and the conduct of Partnership business and operations.  During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership business and operations as shall be necessary for the furtherance of the purposes of the Partnership; provided, however, that the Partners acknowledge and agree that neither the General Partner nor any Affiliate thereof nor any of their respective officers, directors, employees or agents shall be required to devote full time to Partnership business and may from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others, including without limitation, the ownership, acquisition, exploration, development, operation and management of oil and gas properties, oil and gas drilling programs and other partnerships similar to this Partnership, and that neither the Partnership nor any Limited Partner shall by virtue of this Agreement have any right, title, interest or expectancy in or to such activities or ventures.  The Partners acknowledge and agree that the General Partner engages in the same business as the Partnership, and that that General Partner has no duty to any Limited Partner with regard to the operation of the General Partner’s business affairs or prospects outside of the Partnership.  The Partners also agree and acknowledge that the General Partner may operate the General Partner’s business affairs or prospects outside of the Partnership without offering the Partnership or any Limited Partner the right to participate in such other affairs or prospects.

3.04         Operating Agreements.  The General Partner shall use its reasonable efforts to cause the Partnership to become a party to all applicable Operating Agreements for any Partnership Property.  To the extent the General Partner is not able to cause the Partnership to become a party to an applicable Operating Agreement, the General Partner agrees to use its reasonable efforts to act in accordance with the provisions of such Operating Agreement as if the Partnership were a party to such Operating Agreement.  In addition, following dissolution and liquidation of the Partnership, each Partner agrees to become a party to all Operating Agreements in which the General Partner serves as operator, and further agrees to use its reasonable efforts to become a party to all other applicable Operating Agreements.  To the extent any Partner is not able to become a party to an applicable Operating Agreement, such Partner agrees to use its reasonable efforts to act in accordance with the provisions of such Operating Agreement as if it were a party to such Operating Agreement.

3.05         Admission of Additional General Partners.  After the date of this Agreement, the General Partner may admit one or more additional General Partners at such times and upon such terms and conditions as may be determined by the General Partner, in its sole discretion.  Each such additional General Partner, as a condition to its admission to the Partnership, shall adopt and agree to be bound by the terms and provisions of this Agreement and will assume all obligations and liabilities of the Partnership arising before its admission as though it had been a General Partner when such obligations and liabilities were incurred.

3.06         Withdrawal of General Partner.  A General Partner shall cease to be a General Partner and shall be deemed to have withdrawn from the Partnership upon the General Partner’s written notice of its withdrawal to the other Partners.  A General Partner may not be removed as a General Partner.

3.07         General Partner as Limited Partner.  The General Partner shall also be treated as a Limited Partner to the extent that it acquires, holds or becomes an assignee of Units of a Limited Partner, whether pursuant to Section 5.03(b) or otherwise.

3.08         Excluded Properties.  Notwithstanding any provision of this Agreement to the contrary, the General Partner may at any time and from time to time and in its sole discretion determine that Leases acquired by the General Partner in the Area of Interest, Wells in the Area of Interest or Working Interests derived from the General Partner’s ownership of Leases in the Area of Interest shall not be Partnership property and may designate such Leases, Wells or Working Interests or any portion of the General Partner’s interest therein as “Excluded Property” for purposes of this Agreement.  The Limited Partners acknowledge and agree that the General Partner (i) shall not have any obligation to contribute Excluded Property to the Partnership, (ii) may acquire, own, hold and develop Excluded Property for itself, its Affiliates or any other Person and (iii) may transfer, assign or contribute any or all of its interests in Excluded Property to any other Person, including, without limitation, to a partnership or other entity formed by the General Partner or an Affiliate of the General Partner and one or more Limited Partners or other officers, employees, agents or contractors of the General Partner or an Affiliate of the General Partner, in which one or more Limited Partners do not participate or participate on a basis that differs from their ownership of Units in the Partnership.

ARTICLE IV
LIMITED PARTNERS

4.01         Restrictions on Limited Partners.  Notwithstanding any other provision of this Agreement, a Limited Partner, in his or her capacity as such, shall not:

(a)   be allowed to manage or control or take part in the management or control of the Partnership business or to act for or bind the Partnership, such power being vested solely and exclusively in the General Partner;

(b)   be entitled to be paid any fee, salary or other compensation by the Partnership or General Partner or to have a Partnership drawing account;

(c)   be entitled to receive any interest or a return of Capital Contributions except as expressly provided for herein;

(d)   be entitled to a partition of Partnership Property or other assets of the Partnership;

(e)   be bound by, nor be personally liable for, the expenses, liabilities or obligations of the Partnership; provided, however, that the foregoing shall not limit or expand any obligation or liability of any Limited Partner to the Partnership set forth in this Agreement or to the extent such obligation or liability is required by law; or

(f)    be entitled to withdraw from the Partnership.

4.02         Access to Information.  A Limited Partner or a permitted assignee of Units, on written request to the General Partner stating the purpose, may examine and copy, at any reasonable time, for any proper purpose, and at the expense of the Limited Partner or assignee, records required to be kept by the Partnership under Section 1.07 of the Act and other information regarding the business affairs and financial condition of the Partnership as is just and reasonable for the Person to examine and copy.  On the written request by any Limited Partner or an assignee of Units made to the General Partner at the principal place of business of the Partnership, the Partnership shall provide to the requesting Limited Partner or assignee, without charge, true copies of:

(a)   this Agreement and the Certificate and all amendments and restatements; and

(b)   any of the tax returns described in Subdivision (2) of Subsection (a) of Section 1.07 of the Act.

Information provided to or obtained by a Limited Partner or an assignee of Units relating to the Partnership or Partnership Property shall be used by such Limited Partner or assignee solely in furtherance of his or her interests as a Limited Partner and shall not be used for any other purpose.  Limited Partners and assignees of Units shall maintain the confidentiality of all such information and shall not disclose such information to any other Person.  If a Limited Partner or assignee of a Unit receives a request to disclose information relating to the Partnership or Partnership Property under the terms of a subpoena, investigative demand or order issued by a court or governmental agency, the Limited Partner or assignee shall promptly notify the General Partner of the existence, terms and circumstances surrounding such request, so that the General Partner may seek a protective order or confidential treatment of such information.

4.03         Admission of Additional Limited Partners.  The General Partner may admit an assignee of Units who has acquired Units in a Transfer permitted under Sections 4.05, 4.06 or 5.03(b) as an additional or successor Limited Partner to the Partnership at such times and upon such terms and conditions as may be determined by the General Partner, in its sole discretion.

4.04         Investment Representations of the Limited Partners.

(a)   Each Limited Partner is admitted to the Partnership in reliance upon such Limited Partner’s representation to the General Partner and the Partnership, which by executing this Agreement each Limited Partner hereby confirms, that such Limited Partner is acquiring his or her Units for his or her own account, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part.  Each Limited Partner understands that the Units have not been registered under the Securities Act and that any Transfer of the Units may not be made without registration under the Securities Act or pursuant to an applicable exemption therefrom.  The Limited Partners understand that no market exists for any Units and that it is unlikely that a market will ever exist for any Units.

(b)   Each Limited Partner represents that he or she has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Units.

4.05         Transfer Restrictions.  Except as provided in Sections 4.06 and 5.03(b), no Limited Partner shall Transfer any Units or any interest therein without the prior written consent of the General Partner.  Any attempted Transfer in violation of this Section 4.05 shall be null and void, and the Partnership shall refuse to recognize any such Transfer and shall not reflect on its records any change in ownership of such Units pursuant to any such Transfer.

4.06         Permitted Transfers; Status as Assignee.  A Limited Partner may Transfer all or any portion of his or her Units (i) to the Partnership, (ii) to his or her spouse, parents or natural or adoptive lineal descendants, or to one or more trusts or partnerships established exclusively for the benefit of his or her spouse, parents or natural or adoptive lineal descendants, or (iii) pursuant to Section 4.07; provided, that any such permitted assignee shall receive and hold such rights subject to the provisions of this Agreement, including, without limitation, the provisions of this Article IV.  A Limited Partner intending to Transfer Units pursuant to this Section 4.06 shall provide at least 10 days prior written notice of such proposed transfer to the General Partner.  An assignee of Units shall have only the rights of an assignee under the Act and, except as expressly provided under the Act, shall not be considered a Partner for any purpose under this Agreement or otherwise unless and until such assignee is admitted to the Partnership as a Limited Partner with the approval of the General Partner pursuant to Section 4.03.

4.07         General Partner’s Right of Purchase.  The General Partner shall have the right and option to purchase any and/or all Units held by a Limited Partner following such Limited Partner’s admission to or conviction of a felony or misdemeanor offense against CWEI or any of its Affiliates (“Event of Forfeiture”).  The General Partner may exercise such right and option of purchase within 60 days of an Event of Forfeiture.  The purchase price to be paid for the Units held by the Limited Partner shall be equal to such Limited Partner’s Capital Contribution as set forth on Exhibit A.  To the extent the General Partner exercises its option to purchase a Limited Partner’s Units under this provision, such Units shall then be held by the General Partner in accordance with Section 3.07 hereof.

4.08         Specific Performance.  The parties agree that the Partnership and each Partner would be irreparably damaged if any of the provisions of this Article IV are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event.  Accordingly, it is agreed that, in addition to any other remedy to which they may be entitled, at law or in equity, the Partnership, the General Partner and any nondefaulting Limited Partner shall be entitled to injunctive relief to prevent breaches of the provisions of this Article IV and specifically to enforce the terms and provisions hereof in any action instituted in any court of competent jurisdiction.

ARTICLE V
CAPITAL CONTRIBUTIONS

5.01         Capital Contributions of General Partner. The General Partner shall contribute to the Partnership (i) cash in such amounts as shall be necessary to pay timely the costs and expenses allocated and charged to the General Partner pursuant to Section 6.01 and elsewhere herein, and (ii) an undivided 5% of the General Partner’s interest in Partnership Property.  In the event any Partnership Property contributed to the Partnership are subject to any liens or similar encumbrances, the General Partner shall use reasonable efforts to cause such liens or similar encumbrances to be released prior to any dissolution of the Partnership.

5.02         Initial Capital Contributions of Limited Partners.  On the Effective Date, each Limited Partner shall initially contribute to the Partnership cash in the amount of $10.00 per Unit, as set forth on Exhibit A.

5.03         Additional Capital Contributions of Limited Partners.

(a)   After Payout, if the General Partner determines, in its sole discretion, that additional Capital Contributions from the Limited Partners are required to fund the payment of costs and expenses allocated and charged to the Limited Partners pursuant to Section 6.01 and elsewhere in this Agreement, the General Partner shall send written notice to the Limited Partners (a “Contribution Notice”) setting forth the date on which such additional Capital Contributions shall be payable (the “Contribution Date”), which date shall be not less than 10 days after the date of the Contribution Notice, the total amount of the additional Capital Contributions required and the amount of the additional Capital Contribution to be made by each Limited Partner pursuant to this Section 5.03(a).  Each Limited Partner’s additional Capital Contribution shall be in proportion to the number of Units held by such Limited Partner.

(b)   If a Limited Partner does not make an additional Capital Contribution to the Partnership in the amount, at the time or in the manner provided in Section 5.03(a) (a “Non-Contributing Limited Partner”), the General Partner, in its sole discretion, may make the additional Capital Contribution that the Non-Contributing Limited Partner failed to make within 20 days after the Contribution Date, in which case the Non-Contributing Limited Partner, without further action on his or her part, shall be deemed to have assigned to the General Partner on the Contribution Date the economic rights to the Units held by the Non-Contributing Limited Partner, and the General Partner, as the assignee of the Non-Contributing Limited Partner and the holder of such Units, shall be entitled to receive all allocations of income, gain, loss, deduction, credit or similar items, and all distributions, to which the Non-Contributing Limited Partner would otherwise be entitled from and after the Contribution Date.  The General Partner shall hold such economic rights to the Units attributable to the Non-Contributing Limited Partner until such time as the General Partner, as the holder of such Units, shall have received distributions pursuant to Section 6.04 in an aggregate amount equal to the sum of (i) the additional Capital Contributions made by the General Partner pursuant to this Section 5.03(b), plus (ii) an annual rate of return on such additional Capital Contributions from the Contribution Date equal to the prime rate as established from time to time by Bank One NA, or its successors, plus 2%, whereupon the General Partner, without further action on its part, shall be deemed to have re-assigned the economic rights to such Units to the Non-Contributing Limited Partner.  The General Partner may use the

power of attorney set forth in Section 9.13 to reflect any assignment pursuant to this Section 5.03(b).

5.04         Capital Accounts.  An individual capital account (a “Capital Account”) shall be established and maintained for each Partner as provided in Exhibit D.

5.05         Return of Capital Contribution No interest shall accrue on any Capital Contributions, and no Partner shall have the right to withdraw or be repaid any Capital Contributions by such Partner except as expressly provided for herein.

ARTICLE VI
SHARING, ALLOCATIONS AND DISTRIBUTIONS

6.01         Sharing and Allocation of Costs and Expenses.  All costs and expenses of the Partnership shall be allocated and charged to the Partners as follows:

(a)           Acquisition Costs shall be allocated (i) 100% to the General Partner before Payout and (ii) 100% to the Limited Partners as a class after Payout;

(b)           Well Costs shall be allocated (i) 100% to the General Partner before Payout and (ii) 100% to the Limited Partners as a class after Payout;

(c)           All other costs and expenses of the Partnership not specifically allocated above shall be allocated (i) 100% to the General Partner before Payout and (ii) 100% to the Limited Partners as a class after Payout.

All allocations made to Limited Partners “as a class” pursuant to this Agreement shall be apportioned among the Limited Partners in proportion to the number of Units held by such Limited Partners.

6.02         Sharing and Allocation of Revenues.  All revenues of the Partnership (which shall not include Capital Contributions and proceeds of loans to the Partnership) shall be allocated (i) 100% to the General Partner before Payout and (ii) 100% to the Limited Partners as a class after Payout.

6.03         Allocations for Capital Account and Tax Purposes.  Subject to Section 8.02(c), all items of income, gain, deduction, loss, credit and amount realized shall be allocated to the Partners in accordance with the provisions of Exhibit D.

6.04         Distributions.  At least monthly (commencing with the first full calendar month after the receipt by the Partnership of its first revenues other than Capital Contributions and proceeds of loans to the Partnership), all cash funds of the Partnership (exclusive of Capital Contributions or proceeds of loans) which the General Partner reasonably determines are not needed for the payment of any existing or reasonably foreseeable Partnership obligations and expenditures shall be distributed to the Partners.  All such cash funds of the Partnership shall be distributed to the Partners in the same respective percentages as the revenues to which such cash funds are attributable were allocated to the Partners pursuant to Section 6.02 (after deducting therefrom the costs and expenses charged to the Partners pursuant to Section 6.01 and elsewhere herein); provided, however, that if Payout would occur as a result of a distribution of cash funds to the General Partner, such distribution shall be deemed to constitute two distributions:  (i) the first distribution shall consist of the amount of cash funds necessary to cause Payout to occur, and (ii) the second distribution shall consist of the balance of the funds then distributed.

6.05         Withholding Taxes.  The Partnership shall at all times be entitled (but not obligated) to make payments required to discharge any obligation of the Partnership or the General Partner to withhold or make payments to any governmental authority with respect to any federal, state or local tax liability of any Limited Partner for such taxes arising out of such Limited Partner’s interest in the Partnership.  The amount of each such payment made by the Partnership with respect to any Limited Partner shall be deducted from any distributions otherwise payable to such Limited Partner pursuant to this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, in the event the Partnership fails to withhold any federal, state or local taxes in respect of any Limited Partner when required to do so (including as a result of any change in law or interpretation thereof or otherwise) any liability incurred by the Partnership (including any interest and penalties) as a result of such failure shall be borne by such Limited Partner (and charged to such Limited Partner’s Capital Account), and such Limited Partner shall indemnify and hold harmless the Partnership and the General Partner from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever related to such withholding obligation.

ARTICLE VII
BOOKS, RECORDS AND BANK ACCOUNTS

7.01         Maintenance of Books.  The books of account for the Partnership shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Partners shall be maintained in accordance with Exhibit D.  The accounting year of the Partnership shall be the calendar year.

7.02         Accounts.  The General Partner shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership name with financial institutions and firms that the General Partner determines.

ARTICLE VIII
DISSOLUTION, LIQUIDATION AND TERMINATION

8.01         Dissolution.  The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

(a)           the expiration of the term of the Partnership set forth in Section 2.06;

(b)           the election of the General Partner, in its sole discretion, to dissolve and liquidate the Partnership;

(c)           an Event of Withdrawal; provided, that upon the occurrence of an Event of Withdrawal if there is at least one remaining General Partner, the business of the Partnership shall be carried on by the remaining General Partner, and the Partnership shall not be dissolved and its affairs shall not be wound up by reason of such Event of Withdrawal; or

(d)           a Change of Control (as hereinafter defined); provided, that if a Change in Control occurs prior to Payout, dissolution of the Partnership shall be postponed until Payout occurs.  For purposes of this Section 8.01(d), “Change in Control” shall be deemed to have occurred if:

(i)            Any Person, including a “group” as determined in accordance with Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder, is or becomes, through one or a series of related transactions or through one or more intermediaries, the beneficial owners, directly or indirectly, of securities of CWEI representing 25% or more of the combined voting power of CWEI’s then outstanding securities, other than a Person who is such a beneficial owner on the Effective Date and any Affiliate of such Person;

(ii)           As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the Persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of CWEI or any successor to CWEI;

(iii)          Following the Effective Date, CWEI is merged or consolidated with another corporation and as a result of such merger or consolidation less than 40% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of CWEI, other than any party to such merger or consolidation or any Affiliates of such party;

(iv)          A tender offer or exchange offer is made and consummated for the ownership of securities of CWEI representing 25% or more of the combined voting power of CWEI’s then outstanding voting securities; or

(v)           CWEI or a subsidiary of CWEI transfers more than 50% of its assets, or the last of a series of transfers results in the transfer of more than 50% of the assets of CWEI, to another corporation the capital stock of which is not wholly-owned by CWEI.  For this purpose, the determination of what constitutes 50% of the assets of CWEI shall be determined based on the sum of the values attributed to (A) the oil and gas reserves of CWEI as reflected by the most recent reserve report prepared or audited by CWEI’s independent petroleum engineers, (B) CWEI’s undeveloped oil and gas properties as determined by an independent appraisal thereof, and (C) the net book value of all other assets of CWEI, each taken as of the date of the related transfer of assets.

8.02         Liquidation and Termination.  Upon dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more other Persons to act as liquidator.  The liquidator shall proceed to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

(a)   As promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)   From Partnership funds, the liquidator shall pay all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for such debts and liabilities, including, without limitation, by establishing a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine; and

(c)   All remaining assets of the Partnership shall be distributed to the Partners as follows:

(i)            The liquidator may sell any or all Partnership Property and other assets, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with Section 8.02(c)(iii);

(ii)           With respect to all Partnership Property and other assets that have not been sold, the fair market value of that Partnership Property and other assets shall be determined and any unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts of the Partners previously shall be allocated among the Partners in accordance with Section 8.02(c)(iii);

(iii)          All items of income, gain, loss and deduction referred to in Sections 8.02(c)(i) and (ii) shall be allocated among the Partners in such a manner as to cause, to the maximum extent possible, the positive Capital Account balance of each Partner to equal the distribution such Partner would receive if the distributions upon liquidation were made in accordance with Section 6.04 of this Agreement;

(iv)          Partnership Property and other assets shall then be distributed among the Partners in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of distributions pursuant to this clause (iv)), and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation);

(v)           It is intended that the distributions made to each Partner pursuant to this Section 8.02(c) be equal to the distributions to which such Partner would be entitled if liquidating distributions were made in accordance with Section 6.04 of this Agreement.  To the extent the Partners’ positive Capital Account balances after application of Section 8.02(c)(iii) do not correspond to the amounts of such intended distributions, the allocations provided for in Exhibit D for the fiscal year in which the liquidation occurs shall be adjusted, to the maximum extent possible, to produce Capital Account balances which correspond to the amount of such intended distributions.

All distributions in kind to the Partners shall be made subject to the liability of each distributee for his, her or its allocable share of costs, expenses and liabilities previously incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee under this Section 8.02. The distribution of cash or property to a Partner in accordance with the provisions of this Section 8.02 constitutes a complete return to the Partner of his, her or its Capital Contributions and a complete distribution to the Partner of his, her or its Units and all the Partnership Property and other assets and constitutes a compromise to which all Partners have consented within the meaning of Section 5.02(d) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

8.03         Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE IX
GENERAL PROVISIONS

9.01         Offset.  Whenever the Partnership or the General Partner is to pay any sum to any Partner, including pursuant to Section 4.07, any amounts that Partner owes the Partnership or the General Partner or its Affiliates may be deducted from that sum before payment.

9.02         Notices.  All notices, requests or consents required or permitted to be given under this Agreement must be in writing and shall be considered as properly given if mailed by first class United States mail, postage paid, and registered or certified with return receipt requested, or if delivered to the recipient in person, by courier or by facsimile transmission.  Notices, requests and consents shall be sent to a Limited Partner at the address shown on its Signature Page for Limited Partners.  A Limited Partner may change its address by giving written notice to the General Partner.  Any notice, request or consent to the Partnership or to the General Partner shall be sent to the General Partner at its principal place of business, to the attention of the Executive Vice President and Chief Operating Officer.

9.03         Entire Agreement.  This Agreement constitutes the entire agreement of the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.

9.04         Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

9.05         Amendment or Modification.

(a)   Except as otherwise provided in this Section 9.05, any amendment to this Agreement must be proposed by the General Partner and approved in writing by the General Partner and at least a Majority in Interest of the Limited Partners within 90 days of its proposal to be effective.

(b)   The General Partner may amend this Agreement without the consent of any Limited Partner (i) to remove or correct any inconsistency, ambiguity or error contained herein, provided that such amendment does not materially and adversely affect the Limited Partners, (ii) to admit additional Partners pursuant to Sections 3.04 or 4.03, (iii) to reflect any assignment of Units pursuant to Section 5.03(b), or (iv) to amend Exhibit C to designate leases, Wells or Working Interests or any interest therein as Excluded Properties.

9.06         Binding Effect.  Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective successors and assigns.

9.07         Governing Law; Severability.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the fullest extent permitted by law.

9.08         Further Assurances.  In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

9.09         Waiver of Certain Rights.  Except for the General Partner, each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

9.10         Insurance.  The Partnership may purchase and maintain insurance or enter into other arrangements on behalf of the Partnership, the General Partner or any other Person who is or was a “general partner,” as defined in Section 11.01 of the Act, or a Limited Partner, who is or was serving at the request of the Partnership or the General Partner as a “representative,” as defined in Section 11.01 of the Act, of any other enterprise, against any liability asserted against the Person and incurred by the Person in that capacity or arising out of the Person’s status in that capacity, regardless of whether the Partnership would have the power to indemnify the Person against that liability under this Agreement or the Act.  In the absence of actual fraud, the judgment of the General Partner as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other Person participating in an arrangement shall be conclusive, and the insurance or other arrangement shall not be voidable and shall not subject the General Partner approving the insurance or other arrangement to liability, on any ground, regardless of whether the General Partner will be a beneficiary.

9.11         Indemnification.

(a)   The Partnership agrees to indemnify and hold harmless the General Partner, its Affiliates, and their respective officers, directors, partners, members, managers, employees and agents (each, an “Indemnified Person”) to the fullest extent permitted by law, from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorneys’ fees) paid or incurred in connection with or resulting from any and all claims, actions or demands against such Indemnified Person that arise out of or in any way relate to or are incidental to the Partnership, the Partnership Property or the business or affairs of the Partnership; provided, however, that this indemnity shall not extend to any bad faith, willful misconduct, gross negligence or deliberate or intentional breach of any material provision of this Agreement by such Indemnified Person.  THE PARTIES INTEND THAT THE INDEMNIFIED PERSONS BE INDEMNIFIED PURSUANT TO THIS AGREEMENT FROM LIABILITY FOR THEIR OWN SOLE, PARTIAL OR CONCURRENT NEGLIGENCE.

(b)   The indemnification rights contained in this Section 9.11 shall be cumulative of and in addition to any and all other rights, remedies and recourses to which any Indemnified Person or their respective heirs, personal representatives, successors and assigns shall be entitled, whether pursuant to some other provisions of this Agreement, at law or in equity.

(c)   The Partnership shall advance to any Indemnified Person all reasonable fees, costs and expenses (including attorneys’ fees and related costs), of defending any claim, action or demand that arises out of or in any way relates to or is incidental to the Partnership, the Partnership Property, business or affairs; provided, that such Indemnified Person agrees in writing to repay to the Partnership all such advances in the event that it is finally determined that such Indemnified Person is not entitled to indemnification hereunder with respect to such claim, action or demand.

(d)   All damages awarded by any court or paid in settlement in connection with any action in the nature of a derivative action shall be paid to the Partnership by the Person bringing such action.  As used herein, derivative action shall mean an action brought by a Limited Partner on behalf of the Partnership.

9.12         Counsel to the Partnership.  The General Partner may select and retain legal counsel to the Partnership and may execute and deliver on behalf of the Partnership any consent to the representation of the Partnership that counsel may request pursuant to the rules of professional conduct or similar rules in any jurisdiction.  Counsel to the Partnership may also be counsel to the General Partner.  The Partnership has initially selected Vinson & Elkins L.L.P. (“Partnership Counsel”) as legal counsel to the Partnership. Each Limited Partner acknowledges that Partnership Counsel does not represent such Limited Partner as a Limited Partner, and that Partnership Counsel shall owe no duties directly to such Limited Partner.  Each Limited Partner further acknowledges that, whether or not Partnership Counsel has in the past represented or is currently representing such Limited Partner with respect to other matters, Partnership Counsel has not advised or represented the interests of any Limited Partner in the negotiation, preparation, execution, delivery and performance of this Agreement.

9.13         Power of Attorney.  By the execution of this Agreement, each Limited Partner does irrevocably constitute and appoint the General Partner, with full power of substitution, as true and lawful attorney-in-fact and agent with full power and authority to act in such Limited Partner’s name, place and stead and to execute, file and record the Certificate as required under the Act and to execute all other documents which such attorney-in-fact deems necessary or reasonably appropriate:

(a)   to qualify or continue the Partnership as a limited partnership in the State of Texas and in all jurisdictions in which the Partnership may or intends to conduct business or own property;

(b)   to reflect a change in the identity of any Limited Partner, the admission of additional Partners pursuant to this Agreement;

(c)   to reflect any modification or amendment of this Agreement;

(d)   to reflect the transfer or assignment of Units by a Limited Partner from time to time in accordance with Section 4.08 or pursuant to Section 5.03(b), including without limitation, a transfer or assignment of Units to the General Partner;

(e)   to reflect the dissolution and termination of the Partnership; or

(f)    to comply with applicable assumed name laws.

9.14         Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile transmission) with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

9.15         No Employment Contract.  Nothing contained in this Agreement shall be construed as conferring upon any Limited Partner who is or may become an employee of CWEI or any Affiliate of CWEI any right to continue in the employment of CWEI or any Affiliate of CWEI for any period of time or interfere with or restrict in any way the rights of CWEI or any Affiliate of CWEI or such Limited Partner to terminate the employment of such Limited Partner at any time for any reason (or without any reason) whatsoever, with or without cause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Partnership Agreement as of the Effective Date.

GENERAL PARTNER:

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ L. Paul Latham
L. Paul Latham
Executive Vice President

SIGNATURE PAGE FOR LIMITED PARTNER

The undersigned, desiring to become a limited partner in ROCKY ARROYO, L. P., a Texas limited partnership (“Partnership”), does hereby agree to all the terms and provisions of the Agreement of Limited Partnership of the Partnership, including, without limitation, the power of attorney set forth in Section 9.13 thereof.

Name:

Signature

Address:

Fax:

Taxpayer I.D. No.

Number of Units:

EXHIBIT A

to Partnership Agreement of

ROCKY ARROYO, L. P.

Schedule of Limited Partners

Name	No. of Units	Initial Capital Contributions

Lyssy, Sam	13.25	$132.50
Groner, Jerry	13.25	$132.50
Benton, Greg	13.00	$130.00
Ron Johnson	10.00	$100.00
Latham, Paul	7.00	$70.00
Riggs, Mel	7.00	$70.00
Kennedy, John	7.00	$70.00
Irvin, Logan	5.00	$50.00
Pollard, Mike	3.00	$30.00
Swierc, Matt	2.50	$25.00
Gasser, Ron	2.50	$25.00
Wellborn, Greg	2.50	$25.00
Howard, Randy	2.50	$25.00
Tisdale, Mark	2.00	$20.00
Polson, Dennis	1.50	$15.00
Knape, David	1.00	$10.00
Pruitt, Donnie	1.00	$10.00
Cunningham, Mickey	1.00	$10.00
Thomas, Robert	1.00	$10.00
Jones, Kim	1.00	$10.00
Kelly, Denise	1.00	$10.00
Alford, Danny	1.00	$10.00
Roome, Joe	0.50	$5.00
Hamilton, Janet	0.50	$5.00

	100.00	$1,000.00

EXHIBIT B

to Partnership Agreement of

ROCKY ARROYO, L. P.

Area of Interest

Lot 4, SW4 NW4, W2SW4 Section 3.  All of Sections 4, 5, 6, 7, 8, 9, 16, 17, 18, 19, 20 and 21, all in T-22-S, R-22-E, Eddy County, New Mexico

The W/4 of Section 3 and Section 4, 5, 6, 7, 8, 9, 16, 17, 18, 19, 20 and 21 Eddy County, New Mexico

B-1

EXHIBIT C

to Partnership Agreement of

ROCKY ARROYO, L. P.

Wells

Well Name	County, State

Existing Wells:

[List to come]

Wells Drilled:

[To be determined]

EXHIBIT D

Allocations of Profits and Losses and Other Tax Matters

ARTICLE I

TAX DEFINITIONS

Section 1.01           Definitions.  All capitalized terms used herein shall have the meanings assigned to them in the Agreement of Limited Partnership of ROCKY ARROYO, L. P. dated February 2, 2005 (the “Agreement”), or as follows:

“Adjusted Capital Account” means the Capital Account maintained for each Partner, (a) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Minimum Gain” has the meaning assigned to that term in Regulation Section 1.704-2(d).

“Partnership Nonrecourse Liability” has the meaning assigned to that term in Regulation Section 1.752-1(a)(2).

“Partner Nonrecourse Debt” has the meaning assigned to that term in Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning assigned to that term in Regulation Section 1.704-2(i)(1).

“Simulated Basis” has the meaning set forth in Section 4.01(b) of this Exhibit.

“Simulated Depletion” has the meaning set forth in Section 4.01(b) of this Exhibit.

“Simulated Gain” has the meaning set forth in Section 4.01(b) of this Exhibit.

“Simulated Loss” has the meaning set forth in Section 4.01(b) of this Exhibit.

ARTICLE II

ALLOCATIONS OF PROFIT AND LOSS

Section 2.01           Allocations for Capital Account and Tax Purposes.  Subject to Section 8.02 of the Agreement and except as otherwise provided herein, for purposes of any applicable federal, state or local income tax law, rule or regulation items of income, gain, deduction, loss, credit and amount realized shall be allocated to the Partners as follows:

D-1

(a)           Income from the sale of oil or gas production and any credits allowed by Section 29 of the Code relating thereto shall be allocated in the same manner as revenue therefrom is allocated and credited pursuant to Section 6.02 of the Agreement.

(b)           Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (herein sometimes called “Depletable Property”) shall be computed separately by the Partners rather than the Partnership.  For purposes of Section 613A(c)(7)(D) of the Code, the Partnership’s adjusted basis in each Depletable Property shall be allocated to the Partners in proportion to each Partner’s respective share of the costs and expenses which entered into the Partnership’s adjusted basis for each Depletable Property, and the amount realized on the sale or other disposition of each Depletable Property shall be allocated to the Partners in proportion to each Partner’s respective share of the revenue from the sale or other disposition of such property provided for in Section 6.02 of the Agreement.  For purposes of allocating amounts realized upon any such sale or disposition which are deemed to be received for federal income tax purposes and are attributable to Partnership indebtedness or indebtedness to which the Depletable Property is subject at the time of such sale or disposition, such amounts shall be allocated in the same manner as Partnership revenues used for the repayment of such indebtedness would have been allocated under Section 6.02 of the Agreement.

(c)           Items of deduction, loss and credit not specifically provided for above (other than loss from the sale or other disposition of Partnership property), including depreciation, cost recovery and amortization deductions, shall be allocated to the Partners in the same manner that the costs and expenses of the Partnership that gave rise to such items of deduction, loss and credit were allocated pursuant to Section 6.01 of the Agreement.

(d)           Gain from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner’s allocable share of the revenue from the sale of the Partnership property provided for in Section 6.02 of the Agreement, and loss from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner’s allocable share of the costs and expenses of the Partnership property provided for in Section 6.01 of the Agreement.

(e)           All recapture of income tax deduction resulting from the sale or other disposition of Partnership property shall be allocated to the Partner to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Partner is allocated any gain from the sale or other disposition of such property.

(f)            Any other items of Partnership income or gain not specifically provided for above shall be allocated in the same manner as the revenue that resulted in such income or gain is allocated and credited pursuant to Section 6.02 of the Agreement.

(g)           Notwithstanding any of the foregoing provisions of this Section 2.01 to the contrary:

(i)            If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner’s share of Partner Nonrecourse Deductions, as determined in accordance with applicable Regulations.

(ii)           If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Regulations.

(iii)          If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure or by the Partnership’s use of capital contributed by such Partner to repay Partner Nonrecourse Debt) as determined in accordance with applicable Regulations.

(h)           The General Partner shall use all reasonable efforts to prevent any allocation or distribution from causing a negative balance in a Limited Partner’s Adjusted Capital Account.  Consistent therewith, and notwithstanding any of the foregoing provisions of this Section 2.01 of this Exhibit to the contrary, if for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Limited Partner would cause or increase a negative balance in such Partner’s Adjusted Capital Account as of the end of such fiscal year (the “Deficit Partner”) after taking into account the provisions of Section 2.01(g) of this Exhibit, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to such Deficit Partner and the remaining loss or deduction shall be allocated to the Partners whose Adjusted Capital Accounts have a positive balance remaining at such time (each, a “Positive Partner”).  After any such allocation, any Partnership income or gain (including Simulated Gain)

that would otherwise be allocated to the Deficit Partner shall be allocated instead to the Positive Partners up to an amount equal to the Partnership loss or deduction allocated to each Positive Partner under the preceding sentence; provided, however, that no allocation of income or gain realized shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of the Deficit Partner to be less than zero.  If, after taking into account the allocation in the first sentence of this Section 2.01(h), the Adjusted Capital Account balance of the Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain (including Simulated Gain) otherwise allocable to the Positive Partners for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, all such income or gain (including Simulated Gain) so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided, that no allocation under this sentence shall have the effect of causing the Positive Partner’s Adjusted Capital Account to be less than zero.  After any such allocation, any Partnership gain (including Simulated Gain) resulting from the sale or other disposition of Partnership property that would otherwise be allocated to the Deficit partner for any fiscal year under this Section 2.01 shall be allocated instead to the Positive Partners until the amount of gain so allocated equals the amount of gain (including Simulated Gain) previously allocated to such Deficit Partner under the preceding sentence of this Section 2.01(h); provided, however, that no allocation of gain (including Simulated Gain) shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero.

ARTICLE III

OTHER TAX MATTERS

Section 3.01           Tax Elections.

(a)           For tax purposes, the Partnership shall elect to use the calendar as its taxable year, and to report income and loss under the accrual method of accounting.

(b)           For tax purposes, the Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in section 709 of the Code.

(c)           For tax purposes, the Partnership shall elect to treat all start-up expenditures as deferred expenses and to deduct such expenses over a 60-month period as provided in section 195 of the Code.

(d)           In connection with any Transfer or other assignment of an interest in the Partnership permitted by the terms and provisions of this Agreement, the General Partner shall, at the written request of the transferor, transferee or other successor, cause the Partnership to make an election to adjust the basis of the Partnership’s property in the manner provided in sections 734(b) and 743(b) of the Code (or any like statute or regulation then in effect), and such transferor, transferee or other successor shall pay all costs incurred by the Partnership in connection therewith, including, without limitation, reasonable attorneys’ and accountants’ fees.

(e)           Unless approved by the Partners, the Partnership shall not file any election pursuant to sections 761 or 7701 of the Code, section 301.7701-3 of the Regulations or otherwise, the effect of which would cause the Partnership not to be treated as a partnership for Federal income tax purposes.

(f)            Except as otherwise specifically provided herein, the General Partner shall have the sole and absolute discretion to make any other available election under the Code on behalf of the Partnership without the prior approval by the Partners.

Section 3.02           Tax Matters Partner.  The General Partner is hereby designated the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code.

ARTICLE IV

CAPITAL ACCOUNT MAINTENANCE

Section 4.01           Maintenance of Capital Accounts.  An individual Capital Account (a “Capital Account”) shall be maintained by the Partnership for each Partner as provided below:

(a)           The Capital Account of each Partner shall, except as otherwise provided herein, be (A) credited by such Partner’s Capital Contributions when made (net of liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), (B) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner, (C) credited with the Partner’s share of Simulated Gain as provided in Section 4.01(b) of this Exhibit, (D) debited by the amount of any item of tax deduction or loss allocated to such Partner, (E) debited with the Partner’s share of Simulated Loss and Simulated Depletion as provided in Section 4.01(b) of this Exhibit, (F) debited by such Partner’s allocable share of expenditures of the Partnership not deductible in computing the Partnership’s taxable income and not properly chargeable as capital expenditures, including any non-deductible book amortizations of capitalized costs, and (G) debited by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code).  Immediately prior to any distribution of assets by the Partnership that is not pursuant to a liquidation of the Partnership or all or any portion of a Partner’s interest therein, the Partners’ Capital Accounts shall be adjusted by (X) assuming that the distributed assets were sold by the Partnership for cash at their respective fair market values as of the date of distribution by the Partnership and (Y) crediting or debiting each Partner’s Capital Account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses, resulting from such assumed sales in the same manner as each such Capital Account would be debited or credited for gains or losses on actual sales of such assets.

(b)           The allocation of basis prescribed by Section 613A(c)(7)(D) of the Code and provided for in Section 2.01(b) of this Exhibit and each Partner’s separately computed depletion deductions shall not reduce such Partner’s Capital Account, but such Partner’s Capital Account shall be decreased by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Partnership in the absence of Section 613A(c)(7)(D) of the Code

(computed without regard to any limitations which theoretically could apply to any Partner) times such Partner’s percentage share of the adjusted basis of the property (determined under Section 2.01(b) of this Exhibit) with respect to which such depletion is claimed (“Simulated Depletion”).  The Partnership’s basis in any Depletable Property is adjusted from time to time for the Simulated Depletion allocable to all Partners (and where the context requires, each Partner’s allocable share thereof, which share shall be determined in the same manner as the allocation of basis prescribed in Section 2.01(b) of this Exhibit) is herein called “Simulated Basis.”  No Partner’s Capital Account shall be decreased, however, by Simulated Depletion deductions attributable to any Depletable Property to the extent such deductions exceed such Partner’s allocable share of the Partnership’s remaining Simulated Basis in such property.  The Partnership shall compute simulated gain (“Simulated Gain”) or simulated loss (“Simulated Loss”) attributable to the sale or other disposition of a Depletable Property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such property, as theretofore adjusted.  Any Simulated Gain shall be allocated to the Partners and shall increase their respective Capital Accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis shall have been allocated pursuant to Section 2.01(b).  Any Simulated Loss shall be allocated to the Partners and shall reduce their respective Capital Accounts in the same percentages as the costs of the property sold were allocated up to an amount equal to each Partner’s share of the Partnership’s Simulated Basis in such property at the time of such sale.

(c)           Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Code or comparable provisions of state law) and any election by an individual Partner under Section 59(e)(4) of the Code to amortize such Partner’s share of intangible drilling and development costs shall not affect the Capital Accounts of the Partners (unless otherwise required by applicable Treasury Regulations), and the Partners’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 4.01 as if no such election had been made.

(d)           Capital Accounts shall be adjusted, in a manner consistent with this Section 4.01, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

(e)           In the case of property carried on the books of the Partnership at an amount which differs from its adjusted basis, the Partners’ Capital Accounts shall be debited or credited for items of depreciation, cost recovery, Simulated Depletion, amortization and gain or loss (including Simulated Gain or Simulated Loss) with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to such book value, in lieu of the capital account adjustments provided above for such items, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(g).

(f)            It is the intention of the Partners that the Capital Accounts of each Partner be kept in the manner required under Regulation Section 1.704-1(b)(2)(iv).  To the extent any additional adjustment to the Capital Accounts is required by such regulations, the General Partner is hereby authorized to make such adjustment after notice to the Limited Partner.             [End of Exhibit D]